Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
CLOSING OF VACANT LAND PURCHASE AGREEMENT & EXTENSIONS

Vancouver, B.C. – March 18, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that on March 17, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), completed the Vacant Land Purchase Agreement (the “Newberry Springs Agreement”), which Coronus entered into on January 24, 2011 and which was first announced in the Company's News Release of January 27, 2011. Under the Newberry Springs Agreement, Coronus acquired a 20 acre parcel of vacant land, situated in Newberry Springs, in the County of San Bernardino, California, from Mike Hoch. The purchase price was USD $45,000. Coronus deposited USD $8,000. Mike Hoch agreed to carry back the balance amount of USD $37,000 for two years at 6.5% per annum interest, with monthly payments of interest only.

Mr. Thachuk announced today also that, further to the Company's News Releases of October 6 and December 1 and 23, 2010, and February 1 and 22, 2011, the close of escrow for the Vacant Land Purchase Agreement (“Agreement 1”), entered into by the Company’s wholly-owned subsidiary, Coronus, has been extended. Under Agreement 1, the close of escrow has been extended to April 15, 2011. In return for extending the close of escrow, Coronus paid Paul R Marshall Trust the forfeitable fee of USD $1,733 (equivalent to 8.5% per annum interest rate based on the purchase price).

Mr. Thachuk announced today also that, further to the Company's News Releases of January 27 and February 22, 2011, the close of escrow for the Vacant Land Purchase Agreement (“29-Palms North Agreement”), entered into by the Company’s wholly-owned subsidiary, Coronus, has been extended. Under the 29-Palms North Agreement, the close of escrow has been extended to April 15, 2011. In return for the extension, Coronus placed an additional $1,000, non-refundable deposit into escrow.

Coronus Solar Inc.	News Release	Page 1 of 2

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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